UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Deluxe Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) by Exchange Act Rules 14a6(i)(l) and 0-11

Supplement dated April 10, 2024 to
Proxy Statement dated March 11, 2024

Deluxe Corporation (referred to as Deluxe, we, or the Company) is providing the following supplemental information to the Company’s proxy statement (Proxy Statement) for the 2024 Annual Meeting of Shareholders to be held on April 25, 2024 (Annual Meeting) to reflect the fact that the Company has engaged MacKenzie Partners, Inc. (MacKenzie) to assist it with the solicitation of proxies for the Annual Meeting. The Company has agreed to pay MacKenzie approximately $12,500, plus reasonable expenses in connection with the proxy solicitation, for its services. We have also agreed to indemnify MacKenzie against various losses and expenses that relate to or arise out of its performance of services to us (subject to certain exceptions). We bear all proxy solicitation costs. MacKenzie Partners may solicit proxies by telephone, email and mail.

Please vote your proxy today. If you need any assistance in voting, please contact MacKenzie toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

You do not have to take any action if you have previously voted your shares and do not wish to change your vote.

Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement remains unchanged. This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.